Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jason H. Weber
EVP/Treasurer &
Chief Financial Officer
717.339.5090
jweber@acnb.com

ACNB CORPORATION REPORTS
2023 FIRST QUARTER FINANCIAL RESULTS

GETTYSBURG, PA, April 27, 2023 --- ACNB Corporation (NASDAQ: ACNB), financial holding company for ACNB Bank and ACNB Insurance Services, Inc., announced financial results for the three months ended March 31, 2023 with net income of $9.0 million, an increase of $2.4 million or 36.73%, compared to net income of $6.6 million for the three months ended March 31, 2022. For the three months ended March 31, 2023 and 2022, basic and diluted earnings per share were $1.06 and $0.76, respectively, which is an increase of $0.30 per share or 39.47%. Compared to the prior quarter, net income decreased $1.2 million, or 11.53%, and basic and diluted earnings per share decreased $0.14 per share, or 11.67%.

2023 First Quarter Highlights

•Return on average assets was 1.50% and return on average equity was 14.58%.

•Net interest margin increased 20 basis points from the prior quarter and 152 basis points from the comparable quarter last year.

•Efficiency ratio1 was 56.36% compared to 55.66% for the prior quarter and 60.00% from the comparable quarter of last year.
•Loan to deposit ratio of 74.5%. The ratio of uninsured and non-collateralized deposits to total deposits was approximately 19.2%.

•The ratio of the allowance for credit losses on loans to total loans was 1.27% compared to 1.16% at December 31, 2022 and 1.28% at March 31, 2022. The Corporation recorded a net decrease to

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

retained earnings of $2.4 million net of tax as of January 1, 2023 for the cumulative effect of adopting Topic 326.

•Tangible common equity to tangible assets ratio1 of 8.56% compared to 7.71% for the prior quarter and 7.45% for the comparable quarter last year. The net unrealized loss on the available for sale securities portfolio was $57.6 million at March 31, 2023 compared to a net unrealized loss of $64.1 million at December 31, 2022 and a net unrealized loss of $32.0 million at March 31, 2022.

•Common stockholders’ equity (tangible), per share1 was $23.66 compared to $22.37 for the prior quarter and $23.01 for the comparable quarter last year.

1 - Non-GAAP financial measure. Please refer to the calculation on the page titled “Non-GAAP Reconciliation” at the end of this document.

“At ACNB Corporation, 2023 is off to a sound start on many fronts despite the continued economic turmoil and the uncertainty that presented itself in the banking industry during the first quarter. Our financial results for the quarter reinforce our strategic efforts to appropriately manage risk and continue to provide a return to our shareholders. Our rebranding efforts are moving forward with the concept of One Together, One Team, One Brand. Our goal of brand realignment is to operate cohesively under one name and one brand to effectively serve our customers,” said James P. Helt, ACNB Corporation President & Chief Executive Officer. “We remain confident that our financial performance, strong capital base, superior asset quality metrics and our robust risk management practices position us well to meet the ongoing uncertainty facing the banking industry and regional economy. As a locally operated community bank, we remain focused on managing our balance sheet risks on a daily basis and have worked diligently to avoid the excessive risks experienced by others in our industry. At the end of the first quarter, our level of uninsured and non-collateralized deposits was approximately 19%, and our total deposits were approximately 13.5% higher than pre-pandemic levels as of March 31, 2020. We take pride in meeting the needs of our local customers and supporting the communities we serve on a daily basis, while simultaneously rewarding our shareholders with a focus on profitability and a return on their capital investment in ACNB Corporation.”
Mr. Helt continued, “Our vision remains to enhance long term shareholder value by being the independent financial services provider of choice in the markets we serve by building relationships and finding solutions.”

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

Net Interest Income and Margin
    Net interest income for the three months ended March 31, 2023 totaled $23.1 million, an increase of $6.0 million, or 35.41%, over comparable quarter results in 2022. The net interest margin was 4.19%, an increase of 152 basis points from 2.67% for the comparable quarter in 2022. Paycheck Protection Program (“PPP”) fees and purchase accounting accretion for the three months ended March 31, 2023 totaled $374 thousand compared to $1.0 million for the comparable quarter in 2022. Higher net interest margin and net interest income were attributable to higher interest rates, deployment of excess liquidity, lower funding costs, and a shift into higher-yielding assets.
Compared to the prior quarter, net interest income decreased $1.0 million, or 3.98%, driven primarily by lower interest-bearing deposits at the Federal Reserve. The net interest margin increased 20 basis points as earning asset yields increased while funding costs remained relatively flat. PPP fees and purchase accounting accretion for the three months ended March 31, 2023 totaled $374 thousand compared to $845 thousand for the prior quarter.
The average rate paid on interest bearing deposits was 0.12% for the three months ended March 31, 2023, a decrease of 1 basis point from the prior quarter and 5 basis points from the comparable quarter last year. The average yield on earnings assets was 4.33% for the three months ended March 31, 2023, an increase of 21 basis points from the prior quarter and 150 basis points from the comparable quarter last year.

Noninterest Income
Noninterest income for the three months ended March 31, 2023 was $5.0 million, an increase of $525 thousand, or 11.77%, from the comparable quarter in 2022. The increase was driven primarily by increased income from commissions from insurance sales of $702 thousand due to the acquisition of the business and assets of the Hockley & O’Donnell Insurance Agency in combination with higher contingent

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

income and an increase in bank-owned life insurance earnings of $115 thousand partially offset by lower income from mortgage loans held for sale of $264 thousand.
Compared to the prior quarter, noninterest income decreased $439 thousand, or 8.10%, driven primarily by seasonally weaker service charges and a decrease in other income. In the prior quarter, other income included a $421 thousand net gain on the sale of a low income housing partnership.

Noninterest Expense
Noninterest expense for the three months ended March 31, 2023 was $16.3 million, an increase of $3.0 million, or 22.59%, from the comparable quarter in 2022. The increase was driven primarily by increases in salaries and employee benefits expense. Salaries and employee benefits expense was $10.4 million for the three months ended March 31, 2023 compared to $7.6 million for the comparable quarter in 2022. The increase in salaries and employee benefits expense was driven primarily by a partial reversal of incentive compensation of $750 thousand and a reversal of $484 thousand of loan expense in the first quarter of 2022, as well as an increase in stock expense of $252 thousand, an increase in pension expense of $157 thousand, additional expenses of $125 thousand due to the acquisition of the business and assets of the Hockley & O’Donnell Insurance Agency and a higher extended leave reserve adjustment of $214 thousand.
Equipment expense was $1.6 million for the three months ended March 31, 2023 compared to $1.5 million for the comparable quarter in 2022. The increase in equipment expense was attributable to the ongoing expenses related to the implementation of a new loan origination system in late 2022. Net occupancy expense was $1.0 million for the three months ended March 31, 2023 compared to $1.2 million for the comparable quarter in 2022. The decrease was driven by the closure of a temporary banking facility, less snow removal expense and an increase in rental income. Professional services expense was $382 thousand for the three months ended March 31, 2023 compared to $309 thousand for the comparable quarter in 2022. The increase in professional services expense was a result of additional

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

expenses related to the change in the Corporation’s independent audit firm in 2022. Marketing and corporate relations expense was $154 thousand for the three months ended March 31, 2023 compared to $103 thousand for the comparable quarter in 2022. The increase was driven by $89 thousand in expenses related to the rebranding of ACNB Bank’s Maryland banking divisions.
Compared to the prior quarter, noninterest expense decreased $391 thousand, or 2.35%, driven primarily by lower equipment, professional services and other operating expenses of $439 thousand, $376 thousand and $201 thousand, respectively, partially offset by an increase in salaries and employee benefits expense of $656 thousand.

Loans and Asset Quality

Total loans outstanding were $1.53 billion at March 31, 2023, an increase of $47.3 million, or 3.19%, from March 31, 2022. Year-over-year, the increase was driven mainly by growth in the commercial loan portfolio. Loans decreased by $7.0 million, or 0.45%, from December 31, 2022 to March 31, 2023, mainly from payoffs and paydowns in the loan portfolio.
Effective January 1, 2023, ACNB Corporation adopted Accounting Standards Update 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit loss model (“CECL”). This accounting standard requires that credit losses for financial assets and off-balance-sheet credit exposures be measured based on expected credit losses, rather than on incurred credit losses as in prior periods. The Corporation recorded a net decrease to retained earnings of $2.4 million net of tax as of January 1, 2023 for the cumulative effect of adopting Topic 326. The allowance for credit losses increased $1.6 million, and the allowance for unfunded commitments, included in the liabilities section on the balance sheet, increased $1.9 million from the fourth quarter of 2022.
Based on the forward-looking metrics utilized within the CECL model, combined with the current market environment applied to the Bank’s loan portfolio, the provision for credit losses for the first three

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

months of 2023 was $97 thousand, and the provision for unfunded commitments was $276 thousand. Non-performing loans were $3.8 million, or 0.25%, of total loans at March 31, 2023 compared to $5.5 million, or 0.37%, of total loans at March 31, 2022 and $3.9 million, or 0.25%, of total loans at December 31, 2022. Annualized net charge-offs for the three months ended March 31, 2023 were 0.02% of total average loans compared to 0.02% for the three months ended March 31, 2022 and 0.02% for the three months ended December 31, 2022. The net charge-offs for the three months ended March 31, 2023 and 2022 and December 31, 2022 resulted from a few isolated credits and were not indicative of a general weakness in the overall loan portfolio.

Deposits
Total deposits were $2.1 billion at March 31, 2023. Deposits decreased by $143.2 million, or 6.51%, since December 31, 2022 and decreased by $354.9 million, or 14.72%, from March 31, 2022. The decrease in deposits was driven by customers beginning to seek higher yielding alternative deposit and investment products as market interest rates rose during 2022 and 2023.
Total interest bearing deposits were $1.5 billion at March 31, 2023. Interest bearing deposits decreased by $142.5 million, or 8.88%, since December 31, 2022 and decreased by $316.2 million, or 17.79%, from March 31, 2022. Total non-interest bearing deposits were $594.4 million at March 31, 2023. Non-interest bearing deposits decreased by $694 thousand, or 0.12%, since December 31, 2022 and decreased by $38.8 million, or 6.12%, from March 31, 2022.

Stockholders’ Equity
Total stockholders’ equity was $255.8 million at March 31, 2023 compared to $245.0 million at December 31, 2022 and $256.0 million at March 31, 2022. Stockholders equity decreased $2.4 million due to the cumulative effect for adoption of CECL and increased $6.1 million primarily due to the change in accumulated other comprehensive losses from unrealized losses in the securities portfolio. These changes, along with net income during the quarter of $9.0 million, were the primary drivers of the

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

increase in stockholders equity from December 31, 2022 to March 31, 2023. Book value per share was $29.40, $28.78 and $30.02 at March 31, 2022, December 31, 2022 and March 31, 2023, respectively.

Dividends and Share Repurchases
Quarterly cash dividends paid to ACNB Corporation shareholders in the first three months of 2023 totaled $2.4 million, or $0.28 per common share. Compared to a year ago, ACNB Corporation paid $2.3 million, or $0.26 per common share in the first three months of 2022. In addition, ACNB Corporation repurchased 850 shares of ACNB Corporation common stock during the first quarter of 2023 at a cost of $29,000.

ACNB Corporation Update
As previously announced, on April 20, 2023, ACNB Corporation declared the regular quarterly cash dividend for the second quarter of 2023 in the amount of $0.28 per common share, payable on June 15, 2023, to shareholders of record as of June 1, 2023. This quarterly cash dividend declared of $0.28 per common share is an increase of $0.02, or 7.7%, per common share compared to the second quarter of 2022.

About ACNB Corporation
ACNB Corporation, headquartered in Gettysburg, PA, is the $2.4 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and ACNB Insurance Services, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 26 community banking offices and three loan offices located in the Pennsylvania counties of Adams, Cumberland, Franklin, Lancaster and York and the Maryland counties of Baltimore, Carroll and Frederick. ACNB Insurance Services, Inc. is a full-service insurance agency with licenses in 44 states. The agency offers a broad range of property, casualty, health, life and disability insurance serving

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

personal and commercial clients through office locations in Westminster and Jarrettsville, MD, and Gettysburg, PA. For more information regarding ACNB Corporation and its subsidiaries, please visit investor.acnb.com.
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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of Management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as national, regional and local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties, and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: short-term and long-term effects of inflation and rising costs on the Corporation, customers and economy; effects of governmental and fiscal policies, as well as legislative and regulatory changes; effects of new laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which the Corporation and its subsidiaries must comply; impacts of the capital and liquidity requirements of the Basel III standards; effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short-term and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; effects of economic conditions particularly with regard to the negative impact of lingering effects of Coronavirus Disease 2019 (COVID-19) and any other pandemic, epidemic or health-related crisis and the responses thereto on the operations of the Corporation and current customers, specifically the effect of the economy on loan customers’ ability to repay loans; effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; inflation, securities market and monetary fluctuations; risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; effects of technology changes; effects of general economic conditions and more specifically in the Corporation’s market areas; failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism or geopolitical instability; disruption of credit and equity markets; ability to manage current levels of impaired assets; loss of certain key officers; ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect Management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2023-10
April 27, 2023

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

ACNB Corporation Financial Highlights

Unaudited Consolidated Condensed Statements of Income
Dollars in thousands, except per share data

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
INCOME STATEMENT DATA
Interest income	$23,909	$18,077	$24,894
Interest expense	817	1,024	846
Net interest income	23,092	17,053	24,048
Provision for credit losses	97	—	—
Provision for unfunded commitments	276	—	—
Net interest income after provision for credit losses	22,719	17,053	24,048
Noninterest income	4,984	4,459	5,423
Noninterest expense	16,282	13,282	16,673
Income before income taxes	11,421	8,230	12,798
Provision for income taxes	2,398	1,631	2,599
Net income	$9,023	$6,599	$10,199
Basic and diluted earnings per share	$1.06	$0.76	$1.20

Quarterly Unaudited Selected Financial Data
Dollars in thousands, except per share data

	March 31, 2023	March 31, 2022	December 31, 2022
BALANCE SHEET DATA
Assets	$2,410,933	$2,746,156	$2,525,507
Securities	$568,232	$606,879	$620,250
Loans, total	$1,531,626	$1,484,326	$1,538,610
Allowance for credit losses	$19,485	$18,963	$17,861
Deposits	$2,055,822	$2,410,761	$2,198,975
Allowance for unfunded commitments	$2,011	$92	$92
Borrowings	$76,294	$60,228	$62,954
Stockholders’ equity	$255,841	$256,009	$245,042
COMMON SHARE DATA
Basic and diluted earnings per share	$1.06	$0.76	$1.20
Cash dividends paid per share	$0.28	$0.26	$0.28
Book value per share	$30.02	$29.40	$28.78
Number of common shares outstanding	8,523,256	8,707,028	8,515,120
SELECTED RATIOS
Return on average assets (annualized)	1.50%	0.97%	1.56%
Return on average equity (annualized)	14.58%	10.04%	17.10%
Non-performing loans to total loans	0.25%	0.37%	0.25%
Net charge-offs to average loans outstanding (annualized)	0.02%	0.02%	0.02%
Allowance for credit losses to total loans	1.27%	1.28%	1.16%
Allowance for credit losses to non-performing loans	507.69%	344.34%	463.08%

ACNB Corporation
Press Release/2023 First Quarter Financial Results
April 27, 2023

Non-GAAP Reconciliation

Note: The Corporation has presented the following non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in the Corporation’s results of operations and financial condition. These non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Corporation’s industry. Investors should recognize that the Corporation’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other corporations. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures, and the Corporation strongly encourages a review of its condensed consolidated financial statements in their entirety.

	Three Months Ended
Dollars in thousands, except per share data	March 31, 2023	March 31, 2022	December 31, 2022
Common stockholders’ equity (tangible), per share
Stockholders’ equity	$255,841	$256,009	$245,042
Less: Goodwill and intangible assets	(54,157)	(55,700)	(54,517)
Tangible common stockholders’ equity (numerator)	$201,684	$200,309	$190,525
Shares outstanding, end of period (denominator)	8,523,256	8,707,028	8,515,120
Common stockholders’ equity (tangible), per share	$23.66	$23.01	$22.37

Tangible common equity to tangible assets (TCE/TA Ratio)
Stockholders’ equity	$255,841	$256,009	$245,042
Less: Goodwill and intangible assets	(54,157)	(55,700)	(54,517)
Tangible common stockholders’ equity (numerator)	$201,684	$200,309	$190,525

Total assets	$2,410,933	$2,746,156	$2,525,507
Less: Goodwill and intangible assets	$(54,157)	$(55,700)	$(54,517)
Total tangible assets (denominator)	$2,356,776	$2,690,456	$2,470,990
Tangible common equity to tangible assets	8.56%	7.45%	7.71%

Efficiency Ratio
Non-interest expense	$16,282	$13,282	$16,673
Less: Intangible amortization	(360)	(309)	(399)
Non-interest expense (numerator)	$15,922	$12,973	$16,274

Net interest income	$23,092	$17,053	$24,048
Plus: Total non-interest income	4,984	4,459	5,423
Less: Net gains (losses) on sales or calls of securities	(193)	—	(234)
Less: Net gains (losses) on equity securities	20	(109)	46
Less: Net gains on sale of low income housing partnership	—	—	421
Total revenue (denominator)	$28,249	$21,621	$29,238
Efficiency ratio	56.36%	60.00%	55.66%